Exhibit 12.4
                               DELUXE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                         Year
                                         Ended                              Years Ended December 31,
                                     ------------------------------------------------------------------------------------------
                                   December 31, 1996    1995        1994         1993          1992         1991         1990
                                         --------     --------     --------     --------     --------     --------     --------
Earnings

Income from Continuing Operations
  before Income Taxes                    $118,765     $169,319     $246,706     $235,913     $324,783     $295,493     $282,506

Interest expense
(excluding capitalized interest)           10,649       13,099        9,733       10,070       15,371        8,220        1,427

Portion of rent expense under
long-term operating leases
representative of an interest factor       13,467       14,761       13,554       13,259       12,923       11,807       10,849

Amortization of debt expense                  121           84           84           84           84           71            0
                                         --------     --------     --------     --------     --------     --------     --------

TOTAL EARNINGS                           $143,002     $197,262     $270,077     $259,326     $353,161     $315,591     $294,782


Fixed charges

Interest Expense
(including capitalized interest)         $ 11,978     $ 14,714     $ 10,492     $ 10,555     $ 15,824     $  8,990     $  1,860

Portion of rent expense under
long-term operating leases
representative of an interest factor       13,467       14,761       13,554       13,259       12,923       11,807       10,849

Amortization of debt expense                  121           84           84           84           84           71            0
                                         --------     --------     --------     --------     --------     --------     --------

TOTAL FIXED CHARGES                      $ 25,566     $ 29,559     $ 24,130     $ 23,898     $ 28,831     $ 20,868     $ 12,709



RATIO OF EARNINGS
TO FIXED CHARGES:                             5.6          6.7         11.2         10.9         12.2         15.1         23.2

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